Exhibit 99.1

Bidz.com Reports Financial Results for the Fourth Quarter 2010

•                  Revenues increase 5.7% year-over-year to $29.0 million

•                  Break-even EPS

•                  Approximately $8.1 million in cash and $27.7 million in positive working capital with zero debt

CULVER CITY, Calif., March 11, 2011 — Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced results for the fourth quarter and full year ended December 31, 2010.

Net revenues for the fourth quarter of 2010 were $29.0 million, an increase of 5.7%, compared with $27.5 million reported in the fourth quarter of 2009. The percentage of the Company’s domestic and international sales for the fourth quarter 2010 were 59.5% and 40.5%, respectively.

“In what continues to be a difficult economic climate, we delivered year-over-year top-line growth for the first time in approximately two years during the fourth quarter,” stated, Leon Kuperman, President & Chief Technology Officer. “Since quarter end, we have begun to see a slight slowdown in consumer spending nevertheless, we are continuing to strengthen the scope of our product offering with an increased assortment of both low and high-end brand name items to fulfill our customer’s needs”

Leon Kuperman, continued, “Over the past several months we have been intensely focused on an overhaul to our Bidz.com website and believe the new site features will deliver an even stronger customer value proposition. The new layout offers comprehensive, easy-to-use tools including larger thumbnail images, navigation tools with ‘Fly-Out’ categories, faceted search as well an improved checkout processes. We believe over time the new site will help to increase conversion rates, improve overall customer satisfaction, increase average order value and result in decrease shopping cart abandonment, and lower customer acquisition costs. We are pleased with the overall progress of the new site and expect to launch later in March 2011.”

	Three Months Ended December 31,
Sales Metrics	2010	2009	% Change
Number of new buyers	54,271	45,405	19.5%
Average gross selling price per order	$180	$206	-12.6%
Average orders per day	1,883	1,566	20.2%
Average items sold per day	6,899	7,245	-4.8%
Average items sold per transaction	3.7	4.6	-19.6%
Acquisition cost per new buyer	$32	$48	-33.3%
Gross Margin $ per average order	$46	$56	-17.7%

In the fourth quarter the Company saw increases in some of its key sales metrics with the addition of Modnique, which had a positive impact to the Company’s sales metrics in the fourth quarter of 2010.The average numbers of orders per day increased 20.2% to approximately 1,880 from 1,570 a year ago, and the Company had over 54,000 new buyers versus approximately 45,400 a year ago, an increase of 19.5%. The Company’s acquisition cost per new buyer decreased by approximately 33% to $32 from $48 in the prior year period, primarily due to Modnique’s lower acquisition cost per new buyer in the fourth quarter of 2010..

In the fourth quarter of 2010, gross profit was approximately $7.2 million, compared with $8.1 million in the fourth quarter of 2009. Gross margin in the fourth quarter of 2010 was 24.6% compared with 29.6% in the same period of 2009. The year-over-year decrease in gross profit as a percentage of sales was primarily due to lower price points resulting from weaker consumer demand for the Company’s discretionary products.

General and administrative expenses were flat at $5.0 million in the fourth quarter, compared with the prior year period. Sales and marketing expense for the fourth quarter 2010 was $1.7 million, compared with $2.2 million, in the prior year period. The decrease in sales and marketing expense was due to the reduction in marketing efforts in order to keep marketing return on investment in-line with the Company’s internal ROI goals. Sales and marketing expense as a percentage of net revenue decreased to 6.0% from 7.9% in the prior year period.

Total operating expenses in the fourth quarter 2010 were $6.9 million versus $7.4 million in the prior year period. Income from operations for the fourth quarter of 2010 was $305,000, compared to income from operations of $753,000 in the fourth quarter of 2009.

Net income for the fourth quarter of 2010 was $15,000, or break-even per fully diluted share, on 19.5 million weighted average diluted shares outstanding.  This is compared to a net income of $386,000, or $0.01 per fully diluted share, on 22.0 million weighted average diluted shares outstanding in the same period of 2009.

Full-Year Results

The Company’s revenues for the twelve months ended December 31, 2010 decreased 5.1% to $104.8 million, compared with $110.4 million reported for the twelve months ended December 31, 2009. The overall decrease in net revenues was primarily a result of declines in consumer spending for discretionary products caused by the ongoing weak economic climate, which affected jewelry spending. The Company’s domestic and international sales in 2010 represented 59.1% and 40.9%, respectively, versus 2009 domestic and international sales of 68.3% and 31.8%, respectively. Representing the top five international markets in 2010 were Canada, Australia, Azerbaijan, Saudi Arabia and The United Arab Emirates.

Gross profit for the full year ended December 31, 2010 was $26.1 million, compared with $33.7 million in the prior year period. Gross margin for the full year ended December 31, 2010 was 24.9% compared with 30.6% for the same period last year. The year-over-year decrease in gross profit as a percentage of sales was primarily due to lower prices resulting from weaker consumer demand for our discretionary products, as well as a decrease in net revenues. Gross profit margin was also affected by the Company’s free shipping promotion in the first half of 2010.

Net loss for the full year 2010 was $1.4 million, or ($0.07) per fully diluted share, on 20.8 million weighted average shares outstanding.  This is compared to net income of $2.5 million, or $0.11 per fully diluted share, on 22.4 million weighted average shares outstanding, in the same period of 2009.

The Company’s balance sheet had approximately $8.1 million in cash and $27.7 million in positive working capital with a zero debt balance. The Company believes that cash currently on hand and cash flows from operations will be sufficient sources of capital to continue funding its operations and to pursue its growth strategy for the foreseeable future.

Under the existing share repurchase program implemented in June 2007, a total of $33.5 million had been authorized for share repurchases, and to date, a total of 5.8 million shares have been repurchased for a total of approximately $21.2 million. The Company has approximately $12.3 million authorized and remaining for additional share repurchases in open market transactions, subject to market conditions, share price and other considerations.

Also, the Company recently announced that the United States District Court for the Central District of California (Farris Hassan v. Bidz.com, Inc., et al., cv09-04984 (CBM) (C.D. Cal. (filed July 10, 2009), dismissed without leave to amend, the Federal Derivative lawsuit against it and its board members.  On February 24, 2011, the Court granted Bidz’ motion to dismiss the lawsuit for the plaintiffs’ failure to adequately allege that a pre-suit demand on the Board of Directors would have been futile. The lawsuit alleged violations of law, including breaches of fiduciary duties, shill bidding, waste of corporate assets, unjust enrichment and violations of California Corporations Code. An amended complaint also included allegations relating to the Company’s co-op marketing contributions and minimum gross profit guarantees.

Business Outlook/Guidance

The Company is introducing revenue guidance for the first quarter of 2011 in the range of $23-$25 million, and a gross profit margin in the range of 25% - 26%. The Company expects a loss per share of $0.03-$0.04 in the first quarter of 2011.

Investor Conference Call

Bidz.com’s quarterly pre-recorded earnings conference call is scheduled to begin later today (March 11, 2011) at 1:30 p.m., PT (4:30 p.m. ET). To access the commentary in listen-only mode, please dial 1+ (877) 941-8416 for domestic calls and 1+ (480) 629-9808 for international calls.

The call will also be broadcast over the Internet via http://investors.bidz.com. To listen to the webcast, please visit the Investor Relations section of Bidz’s Website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. In addition, the webcast will be archived for 90 days, and a replay will be available beginning March 11, 2011, at 7:30 p.m. EST, through March 25, 2011 at 12:00 a.m. EST. To access the replay, dial 1+ (877) 870-5176 (U.S.) or 1+ (858) 384-5517 (International) and use passcode # 4410654.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. Bidz also operates Modnique.com, a division of Bidz.com, an exclusive private sale shopping site for members-only, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85% below traditional retail prices.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short-selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchased from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.
Andrew Greenebaum, (310) 829-5400
andrewg@addocommunications.com

Tables to follow

Bidz.com, Inc.

Balance Sheets

(in thousands, except share data and per share)

	December 31,	December 31,
	2009	2010
	(Revised)
Assets
Current assets:
Cash	$1,121	$8,074
Accounts receivable	447	682
Inventories, net of reserves of $1,767 and $1,694 at December 31, 2009 and 2010, respectively	40,961	32,136
Other receivables (includes related party amounts of $179 and $363 at December 31, 2009 and 2010, respectively	1,454	1,824
Current deferred tax assets	1,400	2,516
Other current assets	2,960	673
Total current assets	48,343	45,905
Long term deferred tax asset	663	662
Property and equipment, net	1,202	637
Intangible asset	240	235
Deposits	157	157
Total assets	$50,605	$47,596

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	$2,898	$—
Accounts payable (includes related party amounts of $1,513 and $3,119 at December 31, 2009 and 2010, respectively	12,159	14,188
Accrued expenses	2,291	2,494
Deferred revenue	632	1,521
Total current liabilities	17,980	18,203

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2009 and September 30, 2010, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued 22,114,257 and 19,708,991 and outstanding 21,960,257 and 19,379,177 at December 31, 2009 and 2010, respectively	22	20
Additional paid in capital	19,857	18,202
Shares held in treasury, at cost; 0 and 175,814 shares at December 31, 2009 and 2010, respectively	—	(212)
Retained earnings	12,746	11,383
Total stockholders’ equity	32,625	29,393
	$50,605	$47,596

Bidz.com, Inc.

Statements of Income (Operations)

(in thousands, except share and per share data)

	Years Ended December 31,			Three Months Ended December 31,
	2008	2009	2010	2009	2010
	(Revised)	(Revised)		(Revised)
Net revenue:
Merchandise sales	$177,089	$106,043	$98,112	$24,971	$27,259
Wholesale merchandise sales (includes related party amounts of $0, $2,403 and $4,827 for the years ended December 31, 2008, 2009 and 2010, respectively)	29,886	4,009	6,267	2,414	1,616
Other revenue	435	342	393	102	170
	207,410	110,394	104,772	27,487	29,045
Cost of revenue	148,688	76,667	78,659	19,345	21,888
Gross Profit	58,722	33,727	26,113	8,142	7,157
Operating expenses:
General and administrative	21,684	19,165	20,824	4,995	4,978
Sales and marketing	12,681	9,140	6,241	2,172	1,729
Depreciation and amortization	690	795	685	222	144
Total operating expenses	35,055	29,100	27,750	7,389	6,851
Income (loss) from operations	23,667	4,627	(1,637)	753	305
Other income - interest income	40	1	1	—	1
Other expense - interest (expense)	(182)	(74)	(11)	(42)	—
Income (loss) before income tax expense	23,525	4,554	(1,647)	711	306
Income tax benefit (expense)	(9,809)	(2,026)	284	(325)	(291)
Net income (loss)	$13,716	$2,528	$(1,363)	$386	$15

Net income (loss) per share available to common shareholders - basic	$0.58	$0.11	$(0.07)	$0.02	$0.00
Net income (loss) per share available to common shareholders - diluted	$0.55	$0.11	$(0.07)	$0.02	$0.00
Weighted average number of shares outstanding - basic	23,644,338	22,363,367	20,829,419	22,114,441	19,522,036
Weighted average number of shares outstanding - diluted	24,915,509	22,363,367	20,829,419	22,114,441	19,522,036

Bidz.com, Inc.

Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2008	2009	2010
	(Revised)	(Revised)
Cash flows provided by (used for) operating activities:
Net income (loss)	$13,716	$2,528	$(1,363)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	690	795	685
Loss on disposal of property and equipment	—	—	38
Deferred taxes	45	(579)	1
Stock-based compensation	1,372	965	1,027
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	1,448	251	(235)
Inventories	19,029	(3,304)	8,825
Other receivable	2,068	(520)	(370)
Current deferred tax assets	171	550	(1,116)
Other current assets	79	(2,554)	2,287
Deposits	—	(53)	—
Increase (decrease) in liabilities:
Accounts payable	(16,414)	2,523	2,028
Accrued expenses	(1,489)	(1,119)	203
Deferred revenue	(2,028)	(240)	889
Net cash provided by (used for) operating activities	18,687	(757)	12,899

Cash flows provided by (used for) investing activities:
Capital expenditures	(1,058)	(404)	(152)
Proceeds from sale of property & equipment	19	—
Net cash (used for) investing activities	(1,039)	(404)	(152)
Cash flows provided by (used for) financing activities:
Revolving credit line	(5,924)	2,898	(2,898)
Issuance of common stock	5	—	—
Employee share purchase receivable	122	—	—
Repurchase of common stock from net vesting of restricted shares	(10)	(8)	(135)
Proceeds from exercise of stock options	2,095	—	—
Retirements of common stock from net exercise of stock options	(2,480)	—	—
Tax benefit from stock based compensation	716	(70)	—
Purchase of treasury shares	(12,524)	(4,994)	(2,761)
Net cash (used for) financing activities	(18,000)	(2,174)	(5,794)

Net increase (decrease) in cash	(352)	(3,335)	6,953
Cash, beginning of period	4,808	4,456	1,121
Cash, end of period	$4,456	$1,121	$8,074

Supplemental disclosure of cash flow information:
Interest paid	$182	$74	$11
Income taxes paid	$9,874	$2,550	$—
Supplemental disclosure of non-cash investing and financing activities:
Retirement of property and equipment	$9	$—	$—
Retirement of treasury shares	$13,410	$4,994	$2,549